UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

General Electric Company

(Name of Registrant as Specified In Its Charter)

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Notice of 2007

Annual Meeting

and

Proxy Statement

In accordance with our security procedures, all persons attending the 2007 Annual Meeting must present an admission card and picture identification.

Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

February     , 2007

Dear Shareowner,

You are invited to attend the 2007 Annual Meeting of Shareowners to be held on Wednesday, April 25, in Greenville, South Carolina.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Jeffrey R. Immelt

Chairman of the Board

Contents

1.	Notice of 2007 Annual Meeting of Shareholders

2.	Proxy Statement

3.	Election of Directors

4.	General Information

5.	Executive Compensation

6.	Ratification of Selection of Independent Auditor

7.	Proposal to Approve Majority Voting for the Election of Directors in Non-Contested Elections

8.	Proposal to Approve GE 2007 Long-Term Incentive Plan

9.	Proposal to Approve Material Terms of Senior Officer Performance Goals

10.	Shareowner Proposals

11.	Additional Information

12.	Appendix: 2007 Long-Term Incentive Plan

Notice of 2007 Annual Meeting of Shareowners

10:00 a.m., April 25, 2007

Palmetto Expo Center

One Exposition Avenue

Greenville, South Carolina 29607

February     , 2007

To the Shareowners:

General Electric Company’s 2007 Annual Meeting of Shareowners will be held at the Palmetto Expo Center, One Exposition Avenue, Greenville, South Carolina 29607, on April 25, 2007, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE’s business operations, shareowners will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of the independent auditor for 2007;

(c)	approval of an amendment to the company’s certificate of incorporation adopting majority voting in non-contested director elections;

(d)	approval of the GE 2007 Long-Term Incentive Plan;

(e)	approval of material terms of senior officers’ performance goals to qualify as performance-based compensation; and

(f)	nine shareowner proposals set forth at pages through in the accompanying proxy statement.

Shareowners of record at the close of business on February 26, 2007 will be entitled to vote at the meeting and any adjournments.

Brackett B. Denniston III

Secretary

Proxy Statement

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2007 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about February     , 2007.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.

Election of Directors

At the 2007 Annual Meeting, 16 directors are to be elected to hold office until the 2008 Annual Meeting and until their successors have been elected and have qualified. The 16 nominees for election at the 2007 Annual Meeting are listed on pages      to     , with brief biographies. They are all now GE directors. The Board of Directors has determined that the following 12 directors satisfy the New York Stock Exchange’s definition of independent director and GE’s more stringent director independence guidelines: James I. Cash, Jr., Ann M. Fudge, Claudio X. Gonzalez, Susan Hockfield, Andrea Jung, A.G. Lafley, Robert W. Lane, Ralph S. Larsen, Rochelle B. Lazarus, Sam Nunn, Robert J. Swieringa and Douglas A. Warner III. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

GE is seeking shareowner approval of an amendment to the company’s certificate of incorporation adopting majority voting, that, if approved by shareowners, would apply in non-contested director elections following the 2007 Annual Meeting. For a description of the proposal, see page     .

James I. Cash, Jr., 59, Retired James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Massachusetts. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, Wal-Mart Stores, Inc., and Phase Forward, Inc. He also serves as a trustee of the Bert King Foundation, Massachusetts General Hospital, Partners Healthcare and the National Association of Basketball Coaches Foundation.

Sir William M. Castell, 59, Former Vice Chairman, General Electric Company. Director since 2004.

A graduate of the City of London College, Sir William joined Amersham plc in 1989 as Chief Executive. After GE acquired Amersham plc in April 2004, Sir William was appointed a vice chairman of the General Electric Company and became the CEO of GE Healthcare, the combination of the Amersham and the GE Medical businesses and, in July 2005, became the chairman of GE Healthcare. In April 2006 Sir William retired as a vice chairman of GE. Sir William was knighted in 2000 for services to the life sciences industry. He served in the United Kingdom from 1998 to 2003 as chairman of The Prince’s Trust, a charity set up by the Prince of Wales in 1976. Sir William is currently chairman of the Wellcome Trust, a non-executive director of British Petroleum plc and a trustee of London’s Natural History Museum. Sir William is an honorary fellow of Green College Oxford and an honorary fellow of the Academy of Medical Sciences. He has received honorary degrees from the University of Cardiff, King’s College University of London, Brunel University and the University of Oxford.

Ann M. Fudge, 55, Former Chairman and Chief Executive Officer, Young & Rubicam Brands, global marketing communications network, New York, New York. Director since 1999.

Ms. Fudge received a BA degree from Simmons College and an MBA from Harvard University. Ms. Fudge served as the chairman and chief executive officer of Young & Rubicam from 2003 to 2006. Prior to joining Young & Rubicam, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Catalyst and The Rockefeller Foundation and is on the board of overseers of Harvard University.

Claudio X. Gonzalez, 72, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc. and Investment Co. of America.

Susan Hockfield, 55, President of the Massachusetts Institute of Technology, Cambridge, Massachusetts. Director since 2006.

A graduate of the University of Rochester, Dr. Hockfield received her PhD in neuroscience from the Georgetown University School of Medicine. Following a postdoctoral fellowship at the University of California at San Francisco, she joined the scientific staff at the Cold Spring Harbor Laboratory in 1980. In 1985 Dr. Hockfield joined the faculty of Yale University, where she went on to serve as dean of the Graduate School of Arts and Sciences from 1998 to 2002 and as provost from 2003 to 2004. President of MIT since 2004, Dr. Hockfield is also a trustee of the Carnegie Corporation of New York and of the Woods Hole Oceanographic Institution.

Jeffrey R. Immelt, 51, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He subsequently became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also a director of the Federal Reserve Bank of New York.

Andrea Jung, 48, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, New York. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a global beauty company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief operating officer from 1998 to 1999, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of Catalyst and a member and former chairman of the Cosmetic, Toiletry and Fragrance Association.

Alan G. (A.G.) Lafley, 59, Chairman of the Board, President and Chief Executive, Procter & Gamble Company, personal and household products, Cincinnati, Ohio. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College and an MBA from Harvard University, following which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995 and, in 1999, president of global beauty care and North America. He was elected president and chief executive officer in 2000 and chairman of the board in 2002. He serves on the board of trustees of Hamilton College, the board of directors of Dell Inc., and is a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences), The Business Roundtable and The Business Council.

Robert W. Lane, 57, Chairman of the Board and Chief Executive Officer, Deere & Company, agricultural and forestry equipment, Moline, Illinois. Director since 2005.

A graduate of Wheaton College, Mr. Lane also holds an MBA from the University of Chicago. Mr. Lane joined Deere & Company in 1982 following a career in global banking, and has served Deere in leadership positions in its global construction equipment and agricultural divisions as well as at Deere Credit, Inc. He also has served as Deere’s chief financial officer and president, and was elected chairman and chief executive officer in August 2000. Mr. Lane is a director of Verizon Communications Inc.

Ralph S. Larsen, 68, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, New Jersey. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is also a director of Xerox Corporation and a trustee of the Robert Wood Johnson Foundation.

Rochelle B. Lazarus, 59, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, New York. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996 and chairman in 1997. Ms. Lazarus also serves as a director of Merck & Co., New York Presbyterian Hospital, American Museum of Natural History and the World Wildlife Fund, and is a member of the board of overseers of Columbia Business School.

Sam Nunn, 68, Co-Chairman and Chief Executive Officer, Nuclear Threat Initiative, Washington, D.C. Director since 1997.

After attending the Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School. He practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate’s Permanent Subcommittee on Investigations before retiring in 1997. He was a partner at King & Spalding from 1997 through 2003. He is the co-chairman and CEO of the Nuclear Threat Initiative and the chairman of the board of the Center for Strategic and International Studies. Mr. Nunn is a distinguished professor at the Sam Nunn School of International Affairs at Georgia Tech. He is also a director of Chevron Corporation, The Coca-Cola Company and Dell Inc.

Roger S. Penske, 70, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., Detroit, Michigan. Director since 1994.

After attending Lehigh University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also a director of Universal Technical Institute, Inc. He is a director of Detroit Renaissance, Inc., chairman of Downtown Detroit Partnership and a member of The Business Council.

Robert J. Swieringa, 64, Anne and Elmer Lindseth Dean and Professor of Accounting, S.C. Johnson Graduate School of Management, Cornell University, Ithaca, New York. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College, an MBA in accounting and economics from the University of Denver and a PhD in accounting and complex organizations from the University of Illinois. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale’s School of Management before becoming the ninth dean of the S.C. Johnson Graduate School of Management in 1997. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

Douglas A. Warner III, 60, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, investment banking, New York, New York. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc. and Motorola, Inc., a member of the board of counselors of The Bechtel Group, Inc., chairman of the board of managers and the board of overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council, a trustee of the Pierpont Morgan Library, and a member of the Yale Investment Committee.

Robert C. Wright, 63, Vice Chairman of the Board and Executive Officer, General Electric Company, and Former CEO of NBC Universal, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services and, in 1986, was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was elected chairman and chief executive officer of NBC and vice chairman of the board and executive officer of GE. He was the chairman and CEO of NBC Universal, Inc. from 2004 to 2007.

General Information

[to be included in Definitive Proxy Statement]

Executive Compensation

[to be included in Definitive Proxy Statement]

Ratification of Selection of Independent Auditor

For purposes of determining whether to select KPMG as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2007, the Audit Committee conducted a thorough review of KPMG’s performance. The Committee considered:

•	KPMG’s performance on the GE audit, including the quality of the GE engagement team and the firm’s experience, client service, responsiveness and technical expertise;

•	the firm’s leadership, management structure, client and employee retention and compliance and ethics programs;

•	the record of the firm against comparable accounting firms in various matters, such as regulatory, litigation and accounting matters, including in connection with the company’s 2007 restatement;

•	the PCAOB report of selected KPMG audits for the 2004 year;

•	the firm’s financial strength and performance; and

•	the appropriateness of fees charged.

In the course of assisting the committee in its review, company representatives interviewed senior management of KPMG and KPMG’s court-appointed independent monitor with respect to certain of the matters listed above. KPMG LLP was our independent auditor for the year ended December 31, 2006. The firm is a registered public accounting firm.

KPMG representatives are expected to attend the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareowner questions.

We are asking our shareowners to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our shareowners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareowners.

Our Board of Directors recommends a vote FOR the following proposal:

RESOLVED: that the selection by the Audit Committee of the Board of Directors of the firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as independent auditor for the company for the year 2007 is hereby ratified.

Proposal to Approve Majority Voting for the Election of Directors in Non-Contested Elections

The Board of Directors recommends that shareowners approve an amendment to the company’s certificate of incorporation requiring a majority vote for the election of directors.

New York business corporation law provides that, unless otherwise specified in a company’s certificate of incorporation, a director is elected by a plurality of the votes cast. GE’s certificate of incorporation does not specify the voting standard required in director elections, so GE directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority including withheld votes.

In 2006, GE adopted as GE policy a form of majority voting for non-contested director elections, implementing this policy through a bylaw amendment. Under this policy, directors continue to be elected by a plurality vote, but the bylaw requires a director nominee who receives a greater number of “withheld” votes than “for” votes, must immediately tender his or her resignation from the Board. The Board then would decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting. Absent a compelling reason for the director to remain on the Board, the Board would accept the resignation. The Board’s explanation of its decision would be promptly disclosed in a Form 8-K report filed with the Securities and Exchange Commission.

To further strengthen this majority voting approach, the Board has authorized, and recommends that shareowners approve, an amendment to GE’s certificate of incorporation that would specify that director nominees in a non-contested election would be elected by a majority vote. Under this provision, each vote is specifically counted “for” or “against” the director’s election, and will further enhance the accountability of each director to GE’s shareowners. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareowners will also be entitled to abstain with respect to the election of a director.

In accordance with New York law, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

Under New York law, shareowners must approve an amendment to the company’s certificate of incorporation to change the voting standard in director elections. If the proposed amendment is approved, a new paragraph will be added to Section 6 of GE’s certificate of incorporation that reads as follows:

“The vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election shall be considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.”

If approved, this amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of GE’s certificate of incorporation. GE would make such a filing promptly after the annual meeting.

Upon approval of this proposal and the filing of the certificate of amendment, the Board will amend GE’s bylaws to conform its director resignation policy to the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election to tender his or her resignation to the Board. Under New York law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent shareowner vote or his or her earlier resignation or removal by a shareowner vote. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the board currently uses pursuant to the existing majority vote policy.

Our Board of Directors therefore recommends a vote FOR the proposal to approve majority voting for the election of directors in non-contested elections.

Proposal to Approve GE 2007 Long-Term Incentive Plan

Introduction. The Board of Directors recommends that shareowners approve the GE 2007 Long-Term Incentive Plan (the Plan). The purpose of the Plan is to encourage selected salaried employees to contribute to the company’s future success and prosperity by allowing them to acquire a proprietary interest in the growth and performance of the company, to generate an increased incentive to contribute to the company’s future success and prosperity, thus enhancing the value of the company for the benefit of its shareowners, and to enhance the ability of the company to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the company depend.

This section summarizes the Plan, and is qualified in its entirety by the full text of the Plan, which is included as an Appendix to this proxy statement. Capitalized terms used in this Proposal are defined in the Plan. If approved by shareowners, the Plan replaces the GE 1990 Long-Term Incentive Plan (the 1990 Plan). No further awards will be granted under the GE 1990 Long-Term Incentive Plan once it is retired.

The Management Development and Compensation Committee (the MDCC), a fully independent committee of our Board of Directors, is responsible for the administration of the Plan. The Plan has been carefully designed to enable the company to provide equity-based compensation to attract and retain its employees without resulting in excessive dilution to shareowner equity. For the years 2003 through 2005, the number of shares granted as a percentage of the total common shares outstanding by the company was in the first, or lowest, quartile of companies in the Dow 30 Industrial Component. This percentage is otherwise known as the “average burn rate.” For 2006, the number of shares authorized to be issued plus the number of shares awarded and outstanding, divided by the total common shares outstanding, was also well within the first quartile of companies in the Dow 30 Industrial Component. This is otherwise known as the “average overhang.”

Key Features of the Plan

•

Limitation on shares requested. The maximum number of shares as to which stock options and stock awards may be granted under the Plan is          shares, of which all              may be available for Awards granted in the form of Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock-Based Awards. This represents          % of our outstanding shares as of December 31, 2006. The 1990 Plan, which was approved by shareowners, authorized the company to award 0.95% of the outstanding shares available every year, equal to approximately 105.9 million shares per year for ten years. The approximately 105.9 million shares available for grant in 2007 under the 1990 Plan will be retired upon shareowner approval of this Plan.

•	Limitation on term of stock option grants. The term of each stock option will not exceed ten years.

•

Limitation on share counting. Shares surrendered for the payment of withholding taxes or the exercise price in the course of stock option exercises will not count toward the number of shares available for issuance under the Plan.

•

No repricing or grant of discounted stock options. The Plan does not permit the repricing of options either by amending an existing award agreement or by substituting a new award at a lower price. The Plan prohibits the granting of stock options with an exercise price less than the fair market value of GE stock on the date of grant.

Description of the Plan

Eligibility. Any salaried employees of the company or its affiliates will be eligible to participate in the Plan. The Plan does not permit grants to non-employee directors.

Administration. The Plan will be administered by a committee of the Board consisting of at least three non-employee directors (the Committee). The Committee will have the authority to establish rules for the administration of the Plan; select the salaried employees to whom awards are granted; determine the types of awards to be granted and the number of shares covered by such awards; set the terms and conditions of such awards and cancel, suspend and amend awards. The Committee has the sole discretion to make determinations and interpret the Plan. The Committee may not delegate to officers or managers of the company its authority to grant awards and to cancel or suspend awards for executive officers and directors of the company who file reports under Section 16 of the Securities Exchange Act of 1934.

Shares Available for Awards. Shares delivered pursuant to an award may consist of authorized and unissued shares or treasury shares. If any shares covered by an award under the Plan are forfeited or otherwise terminated without delivery of shares, then the shares covered by such an award shall again be available for granting awards under the Plan. In an acquisition, any awards made and any of the shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company will not be counted against shares available for granting awards under the Plan. Dividend equivalents denominated in shares and awards not denominated, but potentially payable, in shares shall be counted against the aggregate number of shares available for granting awards under the Plan in such amount and at such time as the dividend equivalents and such awards are settled in shares. Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other awards or awards granted under the 1990 Plan may only be counted once against the aggregate number of shares available. As noted above, shares surrendered for the payment of withholding taxes or the exercise price in the course of stock option exercises will not count toward the number of shares available for issuance under the Plan. The last sales price of the Company’s stock on February     , 2007 was $             as reported on the Consolidated Tape of New York Stock Exchange Listed Securities.

Stock Options and Stock Appreciation Rights. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or stock appreciation rights, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, shares, or other awards. Shareowner approval of the class of eligible participants under the Plan and the limits on the number of options and stock appreciation rights granted to any one participant under the Plan also is intended to satisfy the shareowner approval conditions for such awards to qualify as deductible under Section 162(m) of the Tax Code, as described below.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock and restricted stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or restricted stock units and may accrue dividends, with or without interest, until the award is paid. The Committee will establish the manner and timing under which restrictions may lapse. If employment is terminated, as determined under criteria established by the Committee and set forth in the award agreement, during the applicable restriction period, shares of restricted stock and restricted stock units will be forfeited.

Performance Awards and Other Stock-Based Awards. The Committee may grant performance awards, which may be denominated in cash, shares, other securities or other awards and payable to, or exercisable by, the participant upon the achievement of performance goals during performance periods, as established by the Committee. Performance criteria will be calculated in accordance with the company’s financial statements, generally accepted accounting principles or another methodology established by the Committee that is consistently applied. The Committee may grant other stock-based awards that are denominated or payable in shares, under the terms and conditions as the Committee will determine. The Committee may decide to include dividends or dividend equivalents as part of a performance or other stock-based award, and may accrue dividends, with or without interest, until the award is paid.

Limitations on Transfer and Per-Person Limitations. Awards are not transferable otherwise than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered. The number of shares with respect to which stock options and stock appreciation rights that may be granted in any three-year period to an individual will not exceed                      shares, and the number of shares with respect to which restricted stock, restricted stock units, performance awards and other stock-based awards that may be granted in any three-year period to an individual will not exceed                      shares, subject to adjustment as described below.

Amendments. The Committee will seek shareowner approval of material amendments to the Plan. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions, provided that such amendment or termination would not materially and adversely affect any outstanding award under the Plan without the consent of the award recipient or beneficiary of an award.

Adjustments. In the event of certain corporate transaction or events affecting the number or type of outstanding common shares of the company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the restriction on the total amount of restricted stock, restricted stock units, performance awards or other stock-based award that may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Federal Income Tax Consequences. The grant of an option or stock appreciation right will create no tax consequences for the participant or the company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the Plan, including non-qualified options and stock appreciation rights, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) generally allows the company to obtain tax deductions without limit for performance-based compensation. The company intends that options and stock appreciation rights, and, subject to shareowner approval of the performance goals described in this proxy statement, restricted stock units and contingent long-term performance awards granted under the Plan will continue to qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

This general tax discussion is intended for the information of shareowners considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Our Board of Directors therefore recommends a vote FOR the proposal to approve the GE 2007 Long-Term Incentive Plan.

Proposal to Approve Material Terms of Senior Officer Performance Goals

Introduction. United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are “performance-based” as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that the company must obtain shareowner approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the shareowners approve constitute the framework for the Management Development and Compensation Committee (the MDCC) to establish programs and awards under which compensation provided by the company can qualify as “performance-based” compensation for purposes of the tax laws. Under the tax rules, the MDCC must be comprised solely of two or more outside directors. At the 2002 Annual Meeting, shareowners approved the material terms of performance goals to be used by the MDCC for awarding specified executive compensation from the date of that meeting until the date of the 2007 Annual Meeting.

The Board is requesting shareowner approval of the material terms of performance goals in this proposal to enable the company to continue to have a shareowner-approved arrangement under which it may receive tax deductions until the 2012 Annual Meeting. The goals pertain to three specified forms of compensation that may be awarded to the senior officers of the company during the next five years: (1) annual bonuses paid under the GE Incentive Compensation Plan (the IC Plan); (2) Restricted Stock Units (RSUs), including Performance Share Units (PSUs), granted under the new 2007 GE Long-Term Incentive Plan (the 2007 Plan) for which the company is also seeking shareowner approval; and (3) long-term performance awards granted under the 2007 Plan.

Material Terms of the Performance Goals. As defined in the tax rules, shareowners must approve each of the material terms of performance goals if the company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) the performance goals, (iii) the description of the business measurements on which the performance goals are based and (iv) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.

Group of employees covered. The group of employees whose compensation would be subject to the performance goals would include the company’s senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934. Although the tax laws only limit deductibility for compensation paid to the five most highly paid executive officers, we may apply the performance goals to all senior officers in the event that any of them becomes one of the five most highly compensated during the time that they hold an award covered by this proposal.

Business measurements in the performance goals. The company intends to use the following business measurements as the basis of the performance goals:

•

For annual bonuses under the IC Plan and awards of RSUs granted under the 2007 Plan, the company would use its annual net earnings as determined under generally accepted accounting principles (GAAP), adjusted to remove the effect under GAAP of unusual events (adjusted net earnings), as the business measurement;

•

For payment of long-term performance awards granted under the 2007 Plan, the company would use one or more of the following business measurements: sales, revenue, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, subject to adjustment by the MDCC to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise. The MDCC may establish performance goals that are measured either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the MDCC in the award.

Per-person maximum amounts. The maximum amounts payable to any senior officer under each performance goal would be:

•	With respect to annual bonus paid under the IC Plan for any year, of the company’s adjusted net earnings for such year;

•

no more than                      RSUs could be granted under the 2007 Plan to any senior officer during any three-year period, adjusted in the event of a change in corporate structure as described under the 2007 Plan; and

•

the maximum fair market value of payments to any senior officer under long-term performance awards granted under the 2007 Plan could not exceed                              of the company’s aggregate adjusted net earnings during the performance period.

The MDCC has established business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by the shareowners, this proposal would not limit the company’s right to award or pay other or additional forms of compensation (including, but not limited to, salary, or other stock-based awards under the 2007 Plan) to the company’s senior officers. These other forms of compensation may be paid regardless of whether or not the performance goals for annual bonuses, RSUs, or long-term performance awards in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under the tax laws.

Material Terms of Awards and Plans. The following sections describe both the general terms of the awards that will be subject to the performance goals and the material features of the plans under which the awards are granted.

Annual bonuses and material features of the IC Plan. Annual bonuses for members of management and other key employees of the company and its affiliates, other than GE Capital Services which currently maintains separate bonus plans appropriate to its business, are determined and paid under the IC Plan. The IC Plan authorizes the Board to appropriate to an incentive compensation reserve (the IC Reserve) each year up to 10% of the amount by which the company’s consolidated net earnings exceed 5% of the company’s average consolidated capital investment, each as defined in the IC Plan. Any amount in the IC Reserve not paid to participants in a given year may be carried forward and paid in subsequent years. The IC Plan is administered by the MDCC. The MDCC selects employees eligible to participate in the IC Plan, provided that at least one-half of one percent of the total number of employees in the company and its consolidated affiliates must be designated to participate each year.

Each year, the MDCC determines the amount of the IC Reserve and the total amount to be paid to participants. The MDCC also determines the specific annual bonus for each officer of the company. In the case of senior officers, that amount is subject to a maximum annual limit discussed above. Bonuses are paid as soon as practicable following these determinations, except that the MDCC may require deferral of, or may permit a participant to elect to defer, all or part of his or her bonus. The MDCC may pay out deferred bonuses in cash or in such other manner as the MDCC may specify, including, if approved by shareowners, in shares issued under the 2007 Plan. In recent years, all payouts of deferred amounts, including those relating to stock units, have been in cash. Non-deferred payments may be made in cash, or in shares of company common stock valued at their then fair market value, or in other securities.

Shareowner approval must be obtained for any amendment to the IC Plan that would increase the amount that may be appropriated to the IC Reserve. Otherwise, the Board may amend, suspend or terminate the IC Plan, including amendments that may increase the company’s costs. Stock units under the IC Plan are subject to adjustment in the event of a stock split, stock dividend or other change in corporate structure. The amounts of bonuses paid to the named executives for 2006 under the IC Plan are disclosed in the column labeled Bonus in the Summary Compensation Table on page     .

Restricted Stock Units Under the 2007 Plan. If this proposal and the proposal adopting the 2007 Plan are approved, RSUs would be awarded based upon achievement of a pre-established performance goal for adjusted net earnings, as discussed above. Each RSU gives the senior officer the right to receive a share of GE stock, or an equivalent cash payment, and is subject to a risk of forfeiture upon certain kinds of employment terminations during a restricted period specified by the MDCC when the RSU is granted. Although the MDCC would have discretion to vary the forfeiture conditions of RSUs granted upon achievement of the performance goal, RSUs previously granted by the MDCC generally provide for forfeiture if the executive officer is terminated by the company or voluntarily leaves the company before retirement. Each RSU may also provide quarterly cash payments equal to the amount of dividends paid on GE stock. RSUs are non-transferable.

Long-Term Performance Awards Under the 2007 Plan. The proposed performance goals also relate to long-term performance awards to be made to senior officers under the 2007 Plan. These long-term performance awards generally represent rights valued as determined by the MDCC and payable to the senior officer upon achievement of specified performance goals during a specified performance period of greater than one year. Under a long-term performance award, the MDCC will first determine, after the end of the performance period, whether the senior officer has become entitled to a payment of his or her performance award. If so, the MDCC will determine whether that payment will be paid in cash, shares of stock, or crediting of stock units, and whether such stock units will be payable in cash or stock. The MDCC may also permit the participant to elect the form of payment for all or a portion of the award.

Material Features of the 2007 Plan. The material features of the 2007 Plan are described above under Management Proposal to Approve GE 2007 Long-Term Incentive Plan.

Our Board of Directors therefore recommends a vote FOR the proposal to approve the material terms of senior officer performance goals.

Shareowner Proposals

The following shareowner proposals will be voted on at the 2007 Annual Meeting only if properly presented by or on behalf of the shareowner proponent. Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote on each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareowner proponents will be supplied upon oral or written request.

•	Shareowner Proposal No. 1—Cumulative Voting

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, has notified us that she intends to present the following proposal at this year’s meeting:

“RESOLVED: “That the stockholders of GE, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

“REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 1,414,418,654 shares, representing approximately 22.3% of shares voting, voted FOR my resolution.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST this proposal.

Like most major corporations, GE provides that each share of common stock is entitled to one vote for each nominee for director. The Board believes that this voting system is most likely to produce an effective board of directors that will represent the interests of all the company’s shareowners. This shareowner proposal could potentially allow a small shareowner group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all shareowners. Because each director oversees the management of the company for the benefit of all shareowners, the Board believes that it is appropriately addressing shareowner concerns over the election process and that cumulative voting would not be in the best interests of all shareowners. The Board, therefore, recommends a vote against the proposal.

•	Shareowner Proposal No. 2—Curb Over-Extended Directors

William Steiner, 112 Abbotsford Gate, Piermont, NY 10968, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“RESOLVED: Curb Over-Extended Directors. Shareholders request that board service for our Directors be limited to a total of 3 directorships. One exception would be that fully-retired directors could serve on a maximum of 5 boards. These provisions to be included in our bylaws if practicable.

“Our company is in very complex and diverse businesses and consequently we should expect our directors to have the time for a special commitment to our company—and not be overextended by excessive commitments to other companies. Furthermore our 15-member board is unwieldy due to its size and thus could drift toward CEO-domination.

“Although our directors received notice of our concern for their being over-extended, in the form of shareholder proposals in 2004, 2005 and 2006, three of our directors still served on 5 to 10 boards each in 2006. The 2006 edition of this proposal won the highest vote of any 2006 GE shareholder proposal.

“GE Director Claudio Gonzalez was super-sized in over-extension with his 10 board seats in 2006. Mr. Gonzalez was also rated a “problem director” in 2005 by The Corporate Library (TLC) http://www.thecorporatelibrary.com/ an independent investment research firm. Reason: Mr. Gonzalez chaired the executive compensation committee at Home Depot, which received a CEO Compensation rating of “F” by TCL in 2005. Home Depot still had an “F” rating in corporate governance in 2006. Furthermore Mr. Gonzalez was an active CEO which connotes over-commitment concerns by itself. Mr. Gonzalez was additionally over-committed with service on 3 of our board’s key Committees: Audit, Compensation and Nomination.

“Mr. Gonzalez’s Compensation Committee service could have contributed to our company’s “High Concern” rating in executive compensation. Additionally, Mr. Gonzalez received 10-times the number of against-votes at our 2006 annual meeting compared to some of his fellow GE board members.

“GE Director Samuel Nunn held 5 board seats, including three companies which had 2006 corporate governance ratings of “D” or “F” by The Corporate Library. This included Coca-Cola (KO) and Total System Services (TSS). Furthermore Mr. Nunn served on our Compensation Committee rated “High Concern.”

“GE Director James Cash held 5 board seats and was on our key audit committee. Thus 40% of our key Audit Committee members (Mr. Cash and Mr. Gonzalez) each held 5 or 10 board seats each.

“Make sure that the directors aren’t so busy serving on other corporate boards that they don’t have time for the company whose shares you own.” See “Take on the Street” by Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001

“Curb Over-Extended Directors

“Yes on 2”

Our Board of Directors recommends a vote AGAINST this proposal.

The Board has approved and implemented its Governance Principles, which specify that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. These principles, which are published on the GE website at http://www.ge.com/en/citizenship/governance/govprinc.htm, also provide that directors who serve as business CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE Board, and other directors should not serve on more than four other boards of public companies in addition to the GE Board. When the Board adopted these principles, it permitted directors who then held positions in excess of these limits to maintain those positions unless the Board determined that doing so would impair the director’s service on the GE Board. All of the GE directors have demonstrated great commitments of time, energy and oversight to GE. The Board has recently reaffirmed that those directors grandfathered at the time the Governance Principles were adopted continue to serve with energy and distinction. The Board believes that this proposal is unnecessary because the Board has adequately addressed the concerns it raises and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 3—One Director from the Ranks of Retirees

Kevin Mahar, 33 Rockwood Road, Lynnfield, MA 01940, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“Resolved: One Director from the Ranks of Retirees. Shareholders recommend that our Board of Directors adopt a policy that each year our Board nominate one Director candidate for our Company’s Board of Directors who is a non-executive retiree of our company.

“The substantial number of shares held by the 205,000 General Electric retirees suggests that representation on the Board would be appropriate. A retiree would bring a unique perspective along with increased balance to the Board’s deliberations. With 15 director positions on our board there is clearly room for one retiree director.

“By adopting this resolution, we will have the benefit of a director candidate with independence from company management and simultaneously add to the diversity of the Board. One retiree director could help correct an injustice concerning older retirees who get only an $18 per month pension. Correcting this injustice could improve the morale of all retirees and even current employees.

“Older retirees are not covered under a 2003 union contract for most retirees giving a minimum pension of $33 a month times the retiree’s years of service. There are over 57,000 older retirees who could qualify for that $33 minimum. The shame of it all is that the GE pension trust is worth over $49 billion dollars with a surplus of over $9 billion. Correcting this injustice would cost about $250 million a year from the surplus. The amount from the surplus will diminish each year because these retirees are passing away.

“Our former Chairman Jack Welch said that GE retirees are the largest block of shareowners in our company. Consequently their interests are aligned with the interests of our company. Accordingly the largest block of shareowners should be represented on our board.

“One Director from the Ranks of Retirees

“Yes on 3”

Our Board of Directors recommends a vote AGAINST this proposal.

The Board’s Nominating and Corporate Governance Committee strives to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities. With a Board currently comprised of 12 independent directors out of 16, from different professional and personal backgrounds, the Nominating and Corporate Governance Committee believes it has achieved its objective for an independent and diverse Board. In selecting director nominees, the committee, itself comprised wholly of independent directors, exercises its judgment in selecting the best possible nominees to serve all of our shareowners, and not just a constituency or faction. The committee screens all candidates for directorships in the same manner, regardless of the source of the recommendation. In light of the Board’s independence and diversity, we see no reason to change the current nomination process or to require the committee to select one director nominee from the ranks of GE’s non-management retirees. The Board therefore recommends a vote against this proposal.

•	Shareowner Proposal No. 4—Independent Board Chairman

Helen Quirini, 2917 Hamburg Street, Schenectady, New York 12303, has notified us that she or her representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“RESOLVED: Shareholders request that our Board establish a rule (specified in our charter or bylaws if practicable) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

“This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

“The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

“It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library, http://www.thecorporatelibrary.com/ an independent research firm rated our company:

“D” in Corporate Governance.

“High Concern” in Executive Pay.

“High” in Overall Governance Risk Assessment

•	We had no Independent Chairman—Independent oversight concern.
•	Cumulative voting was not allowed.
•	We had 15 directors—Unwieldy board concern and potential for CEO dominance.
•	There were too many active CEOs on our board (10)—Independence concern and CEO over-commitment concern.
•	We had 3 insiders on our board—Independence concern.
•	One director, Mr. Penske had non-director relationships with our company—Independence concern.

“Additionally:

•	Our directors still had a $1 million gift program. Independence concern.
•	Our following key directors also served on boards rated D or F by The Corporate Library:
1)	Mr. Warner, our Audit Committee Chairman, served on the Anheuser-Busch (BUD) board rated D.
2)	Mr. Larsen, our Lead Director, served on the Xerox (XRX) board rated D.
3)	Mr. Gonzales, our Nomination Committee Chairman, served on the Home Depot (HD) board rated F.
•

Mr. Nunn and Mr. Larsen are designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense, which is now required.

“The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to: Separate the Roles of CEO and Chairman.

“Yes on 4”

Our Board of Directors recommends a vote AGAINST this proposal.

We believe that our Governance Principles ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity. As described in our Governance Principles, these measures include the designation of an independent director to act as presiding director. The presiding director, Ralph S. Larsen, the former Chairman of the Board and Chief Executive Officer of Johnson & Johnson, presides at regular meetings of the non-management directors without any members of management present. These meetings are scheduled at least three times a year. The presiding director also advises on the selection of committee chairs, advises on the agenda for Board meetings and, with the CEO, determines the nature and extent of information that should be provided to the Board. We believe that this is a more effective structure for ensuring effective oversight by an independent board than an independent chairman, and therefore the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 5—Eliminate Dividend Equivalents

The IUE-CWA Pension Fund, 501 Third Street, N.W., Washington, DC 20001, has notified us that its representative, Tony Daley, intends to present the following proposal at this year’s meeting:

“RESOLVED, that the shareowners request that the Board of Directors of General Electric (“Company”) adopt a policy that the Company will no longer pay dividends or equivalent payments to senior executives of the Company for shares they do not own.

“Supporting Statement

“The 2006 Compensation Committee Report discloses that the senior executives of the Company have received millions of dollars of “dividend-equivalent payments” on grants of equity compensation that they do not own. These are shares that the executives may never earn if the Company fails to meet certain performance targets.

“According to one report, CEO Jeffrey Immelt “received more that $1 million last year in dividends on unearned restricted and performance shares” (Wall Street Journal, May 4, 2006). In this context, the 2006 proxy statement discloses that Mr. Immelt had a total of 1.3 million units of restricted stock and performance shares as of December 31, 2005, which would amount to $1.3 million in “dividend-equivalent payments,” an amount equal to 40% of his 2005 salary of $3,225,000, if such payments had been made on all the units for all of 2005.

“The report of the Compensation Committee declares, “we have compensated the CEO with [Performance Share Units]... because we believe that the CEO’s equity-based compensation should be focused entirely on incentives for performance and alignment with investors.” It adds that the performance share units “will convert into shares of GE stock at the end of the five-year performance period only if the specified performance objectives have been achieved.”

“In our view, it is a blatant contradiction of the principle of pay for performance to give the CEO and other senior executives million of dollars in “dividends” over periods of up to five years for stock that they do not own now, and may fail to earn in the future. If the purpose of a grant of performance shares is to make compensation contingent on the achievement of specified performance objectives, as the Compensation Committee has said, we submit that no “dividends” should be paid on those shares until an executive has actually earned full ownership rights.

“In this context, there are at least two options. According to the Wall Street Journal report noted above, Pepsico, Sara Lee, and DuPont “withhold the payment of the accumulated dividends until an executive earns the shares.” It adds that other leading companies, such as Intel and Microsoft, “never pay dividends” before full ownership rights have been earned.

“Contingent pay should be truly contingent. Payment of dividends on shares not yet awarded violates the philosophy of contingent or performance-based pay.

“We urge shareholders to vote for this proposal.”

Our Board of Directors recommends a vote AGAINST this proposal.

The goal of our compensation program is to create long-term and sustainable value for our shareowners. An important component of our compensation program is equity incentive compensation. Since 2003, we have compensated our CEO with performance share units (“PSUs”) in lieu of any other equity incentive compensation because the Management Development and Compensation Committee and the CEO believe that the CEO’s equity incentive compensation should be fully at risk and based on key performance measures that are aligned with the interests of investors. Beginning with PSUs granted in September 2006, Mr. Immelt will no longer receive dividend equivalent payments on his PSUs, but rather, accumulate dividend equivalents equal to the quarterly dividends on one share of GE stock. Mr. Immelt is entitled to receive those dividend equivalents (without interest) only on shares he actually earns at the end of the performance period based upon satisfaction of the performance targets. If Mr. Immelt leaves GE prior to the end of the performance period, the PSUs and dividend accruals will be forfeited.

We also award restricted stock units (“RSUs”) to executives other than the CEO. RSUs offer executives the opportunity to receive shares of GE stock on the date the restriction lapses. In this regard, RSUs serve to both reward and retain executives, as the final amount of any compensation received is linked to the price of GE stock. During the restricted period, each RSU entitles the executive to receive quarterly payments from GE equal to the quarterly dividends on one share of GE stock. The goal of providing such dividend equivalent payments is to mirror the income generation associated with stock ownership. We believe our practices regarding the provision of dividend equivalent payments are competitive and provide the appropriate risk-reward balance for our senior executives. Therefore, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 6—Report on Charitable Contributions

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, has notified us that its representative, Peter Flaherty, intends to present the following proposal at this year’s meeting:

“Resolved: The shareholders request that the Company provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;
2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;
3.	Rationale for each of the charitable contributions.

“To the extent reasonable and permissible, the report may include the type of information requested above for the GE Foundation. According to the Company website, giving by the GE Foundation totaled $71 million in 2005.

“This report may be posted on the company’s website to reduce costs to shareholders.

“Supporting Statement:

“GE assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

“Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

“Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially for controversial causes.

“Details of contributions only sometimes become known when publicized by recipients. For instance, Company sponsorship of two Rainbow/PUSH conferences in 2006 were disclosed in the conference programs.”

Our Board of Directors recommends a vote AGAINST this proposal.

GE strives to positively affect the communities in which its employees work and live. We believe that a critical element of this objective is making contributions to charitable organizations and community initiatives. In our 2006 Citizenship Report, we extensively address the significant components of our philanthropy, volunteerism, product and service donations and humanitarian aid. In 2005, the GE Foundation and GE businesses gave a combined total of $168 million to charitable organizations and community initiatives. Of this amount, the GE Foundation gave $72 million primarily to strengthen education. GE businesses donated $61 million of this amount in products and services primarily to assist domestic and international communities suffering the impact of natural disasters, such as the U.S. Gulf Coast communities that received power generation equipment, water purification and medical devices and other goods and services after Hurricane Katrina. Finally, GE businesses donated $35 million in cash, to charitable organizations and community initiatives. Information concerning charitable activities can be found on the GE Foundation website at http://www.ge.com/foundation/index.html. We believe that the level of information given about our charitable contributions, including at the GE Foundation website, provides extensive information on our charitable activities and is sufficient for stakeholders, including investors, to understand the nature of our activities. We do not believe that additional disclosure would provide further useful information. Therefore, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 7—Global Warming Report

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, has notified us that its representatives, Steven J. Milloy or Thomas J. Borelli, intend to present the following proposal at this year’s meeting:

“Resolved: The shareholders request that the Board of directors prepare by October 2007, at reasonable expense and omitting proprietary information, a global warming report. The report may discuss:

1.	Specific scientific data and studies relied on to formulate GE’s climates policy.
2.	Extent to which GE believes human activity will significantly alter global climate, whether such change is necessarily undesirable and whether a cost-effective strategy for mitigating any undesirable change is practical.
3.	Estimate of costs and benefits to GE of its climate policy.

“Supporting Statement:

“In May 2005, GE announces its “Ecomagination” marketing initiative—a “strategy to respond to the needs of GE customers for technological solutions to environmental regulatory requirements.” We support GE’s effort to sell cost-effective, fuel-efficient technology that benefits customers and the economy, and meets regulatory requirements. That is good business.

“But we believe that GE has gone beyond the bounds of simply helping customers to meet existing regulatory requirement. GE is working to impose new, more stringent government regulations that will raise energy costs and reduce energy availability without providing significant, or even measurable, environmental benefits. In particular, GE is lobbying lawmakers, and even supporting politicized activists in hopes of enacting greenhouse gas laws similar to the Kyoto Protocol.

“We are concerned that GE’s lobbying for stringent global warming regulation will adversely impact: (1) GE’s customers and shareowners; (2) the customers and shareowners of other businesses; (3) consumers, particularly GE retirees and others on fixed incomes; and (4) the economy.

“GE’s business prospects ought not depend on government-mandated interest in certain of its products. Rather, GE’s success depends on free markets and a healthy, growing global economy. Stifled economic growth or a downturn—which could be brought on or exacerbates by global warming regulation—will likely adversely impact GE, as the company acknowledged in its 2005 annual report.

“So-called “regulatory certainty”—the notion that business planning is facilitated by a certain regulatory environment—is an invalid argument for seeking costly global warming regulation since the only certainty is that the regulations will likely only become more stringent and expensive. GE will not be able to dictate events once the regulatory regime it advocates is enacted.

“We are simply asking GE to disclose to shareholders whether its lobbying for global warming restrictions is based on a due diligence-type review and analysis of pertinent facts or perhaps has its roots in appeasement of anti-business environmental activists or public relations.

“If GE can find willing buyers for Ecomagination products, that’s good business. But GE’s lobbying to enact laws and regulations that would potentially raise energy prices, harm the economy and adversely impact GE—without conducting the appropriate due diligence—is bad business.

“GE founder Thomas Edison once said, “I find out what the world needs, then I proceed to invent.” Is junk science-based global warming regulation what the world needs?”

Our Board of Directors recommends a vote AGAINST this proposal.

GE’s ecomagination is a business strategy to promote energy efficiency, lower emissions, develop renewable sources of energy, and increase the supply of useable water in cost-effective ways. It also is a promise to improve the company’s own environmental performance, lowering GE’s energy costs and reducing risk for investors. Ecomagination anticipates a movement toward increasing regulation of greenhouse gases, which is already occurring around the world and in some states in the U.S. Offering products that are lower-emitting, quieter, more energy-efficient and meet or exceed regulatory standards has been a decisive factor in our customers’ purchasing aviation, consumer and power generation products. In June 2005, the U.S. National Academy of Sciences joined with the scientific academies of ten other countries in stating that “the scientific understanding of climate change is now sufficiently clear to justify nations taking prompt actions.” In support of this conclusion and as a leader in the development of energy efficient and low-carbon technologies, GE has joined with a diverse group of U.S.-based businesses and environmental organizations to call on the U.S. government to enact national legislation to achieve significant reductions of greenhouse gas emissions. GE believes that the time has come for constructive action that draws strength equally from business, government, and non-governmental stakeholders in order to catalyze legislative action that encourages innovation and fosters economic growth while enhancing energy security and balance of trade. The most efficient and powerful way to stimulate private investment in research, development and deployment of technologies is to adopt policies establishing a market value for greenhouse gas emissions over the long-term. GE believes it is important for the business community to engage in the discussion of the best policies to respond to the challenges of climate change. In view of the national academies’ statement and GE’s ongoing ecomagination initiative, we do not believe that GE’s resources are best spent preparing the requested report.

•	Shareowner Proposal No. 8—Ethical Criteria for Military Contracts

The Sisters of Charity of the Blessed Virgin Mary, 205 W. Monroe, 2-W, Chicago, IL, 60606, have notified us that their representatives intend to present the following proposal at this year’s meeting:

“RESOLVED: that the shareholders request the Board to review and if necessary amend and amplify our Company’s code of conduct and statement of ethical criteria for military production-related contract bids, awards and contract execution and report the results of this process to shareholders within six months of the annual meeting.

“Supporting Statement:

“General Electric, like other global corporations, faces increasingly complex ethical challenges as the international, social, cultural, economic and political context within which it operates changes. We believe decisions to produce and sell weapons may have grave consequences for the lives and freedom of peoples worldwide when the company has not considered its responsibility for its decisions. Thus, we suggest our company’s responsibilities include analyzing the effects of its business decisions as they impact employees, communities, nations and a sustainable environmental future.

“Because General Electric ranked the 12th largest Department of Defense contractor in FY2005 with $2.5 billion in contracts, *we believe our company must evaluate the decisions made when bidding on such work. The bidding/contract process should follow a defined format and include clear, concise criteria and policies. Such practices are consistent with those of the U.S. Armed Forces, which, for example regularly utilize military lawyers and other experts to evaluate the prospective use of particular strategies and weapons according to the ethical standards reflected in the Geneva Conventions and other norms of international law.

“We recommend that the criteria/standards include:

•	ethical business practices such that human rights and fair labor standards are upheld;
•	consideration of the effects of contract execution on a sustainable environment. These might include long-term environmental impact studies, management of waste or toxic releases and transfers;
•	strategies for stability of employment, including alternate production plans and funding sources;
•	directives which respect the culture of communities in which factories are located;
•	guidelines derived after critical study of political and civil stability of countries, regional warfare such as in the Middle East and before sale of weapons, weapons parts and dual-use technology;
•	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with procedures for remediation, should they be required;
•	disclosure of the nature of arrangements with any local security forces; and
•	processes that ensure that the principles of the common good and the integrity of creation are respected when making decisions about bidding on contracts.

“We believe that careful, values-based review of the contracts on which management bids, whether for research and development, production or foreign sales, is crucial for continued public acceptance of the company as an ethical entity entitled to derive profit from armament manufacturing.

“*(100 Companies Receiving the Largest Volume of Prime Contract Awards- Fiscal Year 2005, Government Executive, 8-15-06)”

Our Board of Directors recommends a vote AGAINST this proposal.

GE is committed to doing business in full compliance with laws and governmental policies applicable to products sold or transferred to foreign governments, including military products. GE does not manufacture any weapons or weapons systems and the company operates worldwide under a comprehensive code of conduct, which is presented in summary form in a document entitled The Spirit & The Letter, available at http://www.ge.com/files/usa/citizenship/compliance/spirit/english.pdf. Our code of conduct demonstrates our commitment to human rights, a sustainable environment and positive contribution to emerging markets by providing essential infrastructure, job creation, healthcare and supporting education. Moreover, the federal government has an active and increasing role in ensuring that U.S. corporations do business with only those entities that will not use “weapons, weapons parts, and dual-use technology” in a destabilizing and dangerous manner. We believe that our code of conduct and compliance with the laws and governmental policies established by those responsible for determining and advancing our national interests represent the optimum balance of interests. Therefore, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 9—Report on Pay Differential

William J. Freeda, 58 Ruth Court, Wantagh, NY 11793, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“Resolved: The Shareowners request that the Board of Directors establish an independent committee to prepare a report to shareowners that: 1) quantifies the differentials between the pay of General Electric’s senior executives and the lowest paid 10% of current company employees that are employed a) in the U.S. and b) in non-U.S. locations; 2) consider the costs and benefits that result from these differentials.

“While the existing pay differential between top executives and the average U.S. employee at GE may be extremely high, it is even higher for many non-U.S. employees. In our view, pay differentials of this high magnitude must have the effect of lowering employee morale and productivity.

“A 1992 study by Cowherd and Levine in Administrative Science Quarterly found, in addition, that pay differentials between managers and blue collar workers tend to reduce product quality. A 1988 study by Stanford professor Charles O. Reilly and others in Administrative Science Quarterly found that a disparity between the CEO’s pay and that of lower level managers was associated with higher turnover in management personnel. In addition, former Harvard University President Derek Bok has argued that the large executive pay packages can weaken organizational loyalties (The Cost of Talent, 1993).

“In the mid-1980s, management guru Peter Drucker argued that no CEO should earn more than 20 times the company’s lowest-paid employee. (Business Week, May 6, 2002). Drucker believed that the growing differential between CEO and worker pay would damage company cultures and employee productivity.

“Finally, according to the 2005 Annual Report, the current unfunded liability at year-end 2005 for the SPP exceeded $3.5 billion. This unfunded liability must inevitably have a depressive impact on earnings per share at some point (Business Week, June 23, 2006).

“GE has a Supplementary Pension Plan (SPP) to provide retirement benefits for executives that exceed IRS limitations on the benefits that can be paid from tax-qualified pension plans. We believe that the supplementary retirement benefits paid to top GE executives have undesirable costs, because they are excessive in amount, damage employee morale, and tend to depress earnings per share.

“In this context, the SPP pays up to 70% of an executive’s average annual compensation based on his or her highest 36 consecutive months of compensation. Moreover, the percentage of pay that is replaced is considerably higher for those in the SPP than for non-executive employees who are not. This feature has the effect of perpetuating the great disparities in compensation that now exist between the current senior executives of GE and the active lower-level employees far into their retirement years.

“If you agree that it would be prudent for the Board to produce this report and share it with shareowners, please vote YES on this proposal.”

Our Board of Directors recommends a vote AGAINST this proposal.

All of our employees make important contributions to our success, and we strive to provide competitive and fair wages and benefits to all. The Management Development and Compensation Committee’s core responsibility is to recruit, motivate and retain executives with superior ability and dedication in a highly competitive employment environment. The committee establishes levels of compensation for senior executives that it considers necessary to achieve these objectives. Because of the number of employees and the variety of locations around the world in which they work, we do not believe that the report requested in this proposal would assist the Board or the committee in recruiting, motivating and retaining executives whom we believe will perform at the level needed to create long-term shareowner value. Therefore, the Board recommends a vote against this proposal.

Additional Information

•	Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareowner proposals must be received at our principal executive offices no later than the close of business on October     , 2007. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on                      , 2008, and advise shareowners in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on                      , 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828, and must otherwise comply with the requirements of the advance notice bylaw that we expect to adopt if shareowners approve the amendment to GE’s certificate of incorporation adopting majority voting in non-contested director elections. Following adoption of this bylaw amendment, any nominations for directors also must be received by the foregoing date and must otherwise satisfy the bylaw requirements.

•	Voting Securities

Shareowners of record at the close of business on February 26, 2007 will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which              shares were outstanding on February 1, 2007. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

•	Vote Required for Election and Approval

The 16 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected, subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. The proposed amendment to the company’s certificate of incorporation requiring majority vote for the election of directors in non-contested elections requires for approval the favorable vote of a majority of shares outstanding as of the record date and entitled to vote thereon at the 2007 Annual Meeting. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy, provided that New York Stock Exchange rules require also that at least a majority of outstanding shares vote for approval of the GE 2007 Long-Term Incentive Plan. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect on the outcome of matters to be voted on at the meeting, other than with respect to the proposed amendment to the certificate of incorporation. Abstentions and broker non-votes, if any, will have the same effect as votes “against” the proposed amendment to the certificate of incorporation.

•	Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent auditor; (3) for the approval of majority voting for the election of directors in non-contested elections; (4) for the approval of the GE 2007 Long-Term Incentive Plan; (5) for the approval of material terms of senior officer performance goals; and (6) against the shareowner proposals described in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

Except for shareowner proposals properly omitted from the proxy statement under SEC rules, the Board knows of no other matters which may be presented to the meeting.

•	Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2006 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires GE’s directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the Securities and Exchange Commission. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2006, one transaction involving Philip D. Ameen, a vice president, was not timely reported on Form 4.

•	Shareowners of Record Requesting Copies of 2006 Annual Report

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2006 annual report to that account by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402, or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. In addition, participants in GE’s Savings and Security Program may request copies of our 2006 annual report by calling GE’s Transaction Processing Center at (800) 432-4313.

•	Delivery of Documents to Shareowners Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of GE stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2006 annual report to multiple shareowners who share an address unless that nominee has received contrary instructions from one or more of the shareowners. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. A shareowner who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402, or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2006 annual report may be viewed online at                      and                     , respectively. If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Appendix

Form of 2007 Long-Term Incentive Plan

SECTION 1.    PURPOSE

The purposes of this GE 2007 Long-Term Incentive Plan (the “Plan”) are to encourage selected Salaried Employees of General Electric Company (together with any successor thereto, the “Company”) and its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its shareowners, and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

SECTION 2.    DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, or Other Stock-Based Award granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” shall mean a committee of the Board of Directors of the Company, acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of not less than three non-employee directors.

(f)	“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(g)	“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share on the date as of which the determination is being made or, if no sale of Shares is reported on this date, on the next business day on which there were sales of Shares reported.

(h)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Sections 422 of the Code, or any successor provision thereto.

(i)	“1990 Plan” shall mean the Company’s 1990 Long-Term Incentive Plan.

(j)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(k)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(l)	“Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(m)	“Participant” shall mean a Salaried Employee designated to be granted an Award under the Plan.

(n)	“Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(o)	“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period, including any Qualifying Performance Criteria.

(p)	“Performance Period” shall mean any period as determined by the Committee in its sole discretion.

(q)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(r)

“Qualifying Performance Criteria” shall mean one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee: earnings per share, return on total capital, cash flow, and margin rate, subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued

operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

(s)	“Restricted Securities” shall mean Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

(t)	“Restricted Stock” shall mean any award of Shares granted under Section 6(c) of the Plan.

(u)	“Restricted Stock Unit” shall mean any right granted under Section 6(c) of the Plan that is denominated in Shares.

(v)	“Salaried Employee” shall mean any salaried employee of the Company or of any Affiliate.

(w)	“Shares” shall mean the common shares of the Company, $0.06 par value, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(x)	“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

SECTION 3.    ADMINISTRATION

Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority pursuant to Section 8(b), to accommodate any changes in law and regulations in jurisdictions in which Participants will receive Awards. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

(iv)	determine the terms and conditions of any Award;

(v)	determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)	determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii)	establish, amend, suspend, or waive such rules and guidelines;

(ix)	appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

(xi)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareowner, and any employee of the Company or of any Affiliate. Actions of the Committee may be taken by:

(i)	the Chairman of the Committee;

(ii)	a subcommittee, designated by the Committee;

(iii)	the Committee but with one or more members abstaining or recusing himself or herself from acting on the matter, so long as two or more members remain to act on the matter. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such members, shall be the action of the Committee for purposes of the Plan; or

(iv)	one or more officers or managers of the Company or any Affiliate, or a committee of such officers or managers whose authority is subject to such terms and limitations set forth by the Committee, and only with respect to Salaried Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.

SECTION 4.    SHARES AVAILABLE FOR AWARDS

(a)	SHARES AVAILABLE. Subject to adjustment as provided in Section 4(b):

(i)	The total number of shares of Common Stock reserved and available for delivery pursuant to Awards granted under the Plan shall be ; of which may be available for Awards granted in the form of Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock-Based Awards. If any Shares covered by an Award granted under the Plan, or to which such an Award or award relates, are forfeited, or if an Award or award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award or award, or to which such Award or award relates, or the number of Shares otherwise counted against the aggregate number of Shares available under the Plan with respect to such Award or award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing but subject to adjustment as provided in Section 4(b), no more than Shares shall be available for delivery pursuant to the exercise of Incentive Stock Options.

Except as otherwise provided herein, any Award made under the 1990 Plan before the expiration of the 1990 Plan shall continue to be subject to the terms and conditions of the 1990 Plan and the applicable Award Agreement.

(ii)	ACCOUNTING FOR AWARDS. For purposes of this Section 4,

(A)	if an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; and

(B)	Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares, PROVIDED, HOWEVER, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards or awards granted under the 1990 Plan may only be counted once against the aggregate number of shares available, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under this Plan.

(C)	Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (A) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (B) Shares delivered to or withheld by the Company to pay the exercise price of an Option, or (C) Shares repurchased on the open market with the proceeds of an Option exercise.

(iii)	SOURCES OF SHARES DELIVERABLE UNDER AWARDS. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(b)	ADJUSTMENTS.

(i)

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised) or otherwise affects the Shares, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(A)	the number and type of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in Section 4(a)(i) regarding the number of shares that may be granted in the form of Restricted Stock, Restricted Stock Units, Performance Awards, or Other Stock-Based Awards;

(B)	the number and type of Shares or other securities subject to outstanding Awards;

(C)	the number and type of Shares or other securities specified as the annual per-participant limitation under Section 6(g)(v) and (vi);

(D)	the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(E)	other value determinations applicable to outstanding awards.

PROVIDED, HOWEVER, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Sections 422(b)(1) of the Code or any successor provision thereto; and PROVIDED FURTHER, HOWEVER, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(ii)	ADJUSTMENTS OF AWARDS UPON CERTAIN ACQUISITIONS. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

(iii)	ADJUSTMENTS OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

SECTION 5.    ELIGIBILITY

Any Salaried Employee, including any officer or employee-director of the Company or of any Affiliate, who is not a member of the Committee shall be eligible to be designated a Participant.

SECTION 6.    AWARDS

(a)	OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)	OPTION TERM. The term of each Option shall not exceed ten (10) years from the date of grant.

(iii)	TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv)

INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Sections 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

(b)	STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee

(i)	GRANT PRICE. Shall be determined by the Committee, provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem to an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.

(ii)	TERM. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.

(iii)	TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

(c)	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(i)	ISSUANCE. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii)	RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

(iii)	REGISTRATION. Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv)	FORFEITURE. Upon termination of employment during the applicable restriction period, except, as determined otherwise by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company.

(d)	PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award is subject to such Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)	may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and

(ii)	shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(e)	DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(f)	OTHER STOCK-BASED AWARDS. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, or other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is.

(g)	GENERAL.

(i)	NO CASH CONSIDERATION FOR AWARDS. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii)	AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)	FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv)	LIMITS ON TRANSFER OF AWARDS. Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v)	PER-PERSON LIMITATION ON OPTIONS AND SARs. The number of Shares with respect to which Options and SARs may be granted under the Plan during any three-year period to an individual Participant shall not exceed Shares, subject to adjustment as provided in Section 4(b).

(vi)	PER-PERSON LIMITATION ON CERTAIN AWARDS. Other than Options and SARs, the aggregate number of Shares with respect to which Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock-Based Awards may be granted under the Plan during any three-year period to an individual Participant shall not exceed Shares, subject to adjustment as provided in Section 4(b).

(vii)

CONDITIONS AND RESTRICTIONS UPON SECURITIES SUBJECT TO AWARDS. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (1) restrictions under an insider trading policy or pursuant to applicable law, (2) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (3) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (4) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(viii)	SHARE CERTIFICATES. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 7.    AMENDMENT AND TERMINATION

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)	AMENDMENTS TO THE PLAN. The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s shareowners, no material amendment shall be made if shareowner approval is required by law, regulation, or stock exchange, and; PROVIDED, FURTHER, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the shareowners of the Company that would:

(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof; or

(ii)	except as provided in Section 4(b), permit Options, Stock Appreciation Rights, or other Stock-Based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the grant price of a previously granted SAR, or the purchase price of a previously granted Other Stock-Based Award.

(b)	AMENDMENTS TO AWARDS. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively, provided that such amendment or termination would not materially and adversely affect any outstanding Award under the Plan without the consent of any relevant Participant or holder or beneficiary of an Award.

SECTION 8.    GENERAL PROVISIONS

(a)	NO RIGHTS TO AWARDS. No Salaried Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Salaried Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)	WITHHOLDING. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes.

(c)	NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	NO RIGHT TO EMPLOYMENT. The grant of an Award shall not constitute an employment contract nor be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)	GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable Federal law without regard to conflict of law.

(f)	SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)	NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)	NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)	HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)	INDEMNIFICATION. Subject to requirements of New York State law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k)	COMPLIANCE WITH SECTION 409A OF THE CODE. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

(l)	NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (1) qualify an Award for favorable U.S. or foreign tax treatment (e.g., incentive stock options under Section 422 of the Code or French qualified stock options) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(m)	AWARDS TO NON-U.S. EMPLOYEES. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(n)	COMPLIANCE WITH LAWS. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(i)	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(ii)	completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

SECTION 9.    EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of the date of its approval by the shareowners of the Company.

SECTION 10.    TERM OF THE PLAN

No Award shall be granted under the Plan after April 25, 2017. However, unless otherwise expressly provided in the plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.

GE Annual Meeting of Shareowners

10:00 a.m., April 25, 2007

Palmetto Expo Center

One Exposition Avenue

Greenville, SC 29607

Advance Registration

In accordance with GE’s security procedures, an admission card will be required to enter the GE annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

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If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.

•

If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services

P.O. Box 3711

Albany, NY 12203

Please include the following information:

•	Your name and complete mailing address

•	The name(s) of any family members who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual

•	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at www.ge.com/investor or call GE Shareowner Services at 1-800-STOCK-GE. If you are outside the U.S., you can call GE Shareowner Services at (212) 815-3700.

Attendance at GE’s 2007 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

Proxy Form

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2007 Annual Meeting of Shareowners, April 25, 2007.

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Jeffrey R. Immelt and Brackett B. Denniston III, or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2007 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash; (02) Sir William M. Castell; (03) Ann M. Fudge; (04) Claudio X. Gonzalez; (05) Susan Hockfield; (06) Jeffrey R. Immelt; (07) Andrea Jung; (08) Alan G. (A.G.) Lafley; (09) Robert W. Lane; (10) Ralph S. Larsen; (11) Rochelle B. Lazarus; (12) Sam Nunn; (13) Roger S. Penske; (14) Robert J. Swieringa; (15) Douglas A. Warner III; and (16) Robert C. Wright.

FOR PARTICIPANTS IN GE’S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner’s S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS FORM IS NOT RECEIVED ON OR BEFORE APRIL 23, 2007, shares held in the shareowner’s S&SP account will be voted in accordance with the recommendations of GE’s Board of Directors.

INSPECTORS OF ELECTION
P.O. BOX 1138
NEWARK, N.J. 07101-9758

COMMENTS

☐	ê DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE ê

The Board of Directors recommends a vote “FOR” proposals A, B, C, D and E.					The Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 8:								Proxy Form
A. Election of Directors						FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	SHAREOWNER SERVICES
FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS ☐			1. Cumulative Voting	☐	☐	☐	7. Global Warming Report	☐	☐	☐	If you consent to use GE’s internet site to receive all future Annual Reports & Proxy Statements (Electronic Distribution), please mark this box.
					2. Curb Over-Extended Directors	☐	☐	☐	8. Ethical Criteria for Military Contracts	☐	☐	☐
☐
Exceptions INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided above.					3. One Director from the Rank of Retirees	☐	☐	☐	9. Report on Pay Differential	☐	☐	☐
To include any comments, please mark this box and use space on reverse side.
					4. Independent Board Chairman	☐	☐	☐
		FOR	AGAINST	ABSTAIN									☐
B. Ratification of KPMG		☐	☐	☐	5. Eliminate Dividend Equivalents	☐	☐	☐
C. Adoption of majority voting for directors		☐	☐	☐									To change your address, please mark this box and correct below.
D. Approval of 2007 Long Term Incentive Plan		☐	☐	☐	6. Report on Charitable Contributions	☐	☐	☐					☐
E. Approval of material terms of senior officer performance goals		☐	☐	☐

SCAN LINE

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date	Shareowner sign here		Co-Owner sign here